AMENDMENT TO

AMENDED AND RESTATED

TRANSFER AGENCY AND SERVICE AGREEMENT

This Amendment is entered into as of March 7, 2018 (the “Amendment”), by and between Advisers Investment Trust, a statutory trust organized under the laws of the state of Delaware (the “Trust”), acting on its own behalf and on behalf of each of its series managed by Vontobel Asset Management, Inc., listed in Schedule A to the Transfer Agency Agreement, and The Northern Trust Company, an Illinois corporation (the “Transfer Agent”).

WHEREAS, the Trust and the Transfer Agent are party to an Amended and Restated Transfer Agency and Service Agreement, dated as of December 14, 2016 (as amended, restated or otherwise modified from time to time prior to the date hereof, the “Transfer Agency Agreement”), wherein the Transfer Agent agreed to provide certain services to the Trust; and

WHEREAS, in addition to the provisions contained in the Transfer Agency Agreement, effective as of the date hereof, the Trust and the Transfer Agent wish to make certain amendments to the Transfer Agency Agreement.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS; INTERPRETATION.

(a)	Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Transfer Agency Agreement.

(b)	The headings to the clauses of this Amendment shall not affect its interpretation.

2. AMENDMENT. Schedule A to the Transfer Agency Agreement is hereby amended by replacing such schedule with the Schedule A attached hereto

3. GOVERNING LAW. This Amendment shall be construed and the substantive provisions hereof interpreted under and in accordance with the laws of the State of Illinois.

4. MISCELLANEOUS. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together shall constitute one single agreement between the parties. Except as provided herein, this Amendment may not be amended or otherwise modified except in writing signed by all the parties hereto.

5. EFFECT OF AMENDMENT. All other terms and conditions set forth in the Transfer Agency Agreement shall remain unchanged and in full force and effect. On and after the date hereof, each reference to the Transfer Agency Agreement in the Transfer Agency Agreement and all schedules thereto shall mean and be a reference to the Transfer Agency Agreement as amended by this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Trust and the Transfer Agent has caused this Amendment to be signed and delivered by its duly authorized representative.

ADVISERS INVESTMENT TRUST

By:	/s/ Barbara J. Nelligan
Name:	Barbara J. Nelligan
Title:	President

THE NORTHERN TRUST COMPANY

By:	/s/ Michelle Roblee
Name:	Michelle Roblee
Title:	Senior Vice President

SCHEDULE A

FUND LIST

The following series of the Trust are advised by Vontobel Asset Management, Inc. (the “Adviser”) as a series as now in existence and listed below, as well as such additional series as may be established by the Trust from time to time and advised by the adviser (each series a “Fund” and collectively, the “Funds”:

FUND NAME(S)

Vontobel Global Emerging Markets Equity Institutional Fund

Vontobel International Equity Institutional Fund

Vontobel Global Equity Institutional Fund

Vontobel U.S. Equity Institutional Fund

As of March 7, 2018

ADVISERS INVESTMENT TRUST		THE NORTHERN TRUST COMPANY

By:	/s/ Barbara J. Nelligan	By:	/s/ Michelle Roblee
Name:	Barbara J. Nelligan	Name:	Michelle Roblee
Title:	President	Title:	Senior Vice President